Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 18, 2007 (except for Note 12 as to which the date is July 26, 2007) in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-143160) and related Prospectus of Amedica Corporation for the registration of 4,650,000 shares of its common stock.

Ernst & Young LLP

Salt Lake City, Utah

July 26, 2007